Annual Shareholder Meeting Results:

Corporate Income and Income Opportunity held their annual meeting of shareholders on April 14, 2010 which was adjourned to April 21, 2010.

Corporate Income:

Common/Preferred shareholders voted as indicated below:		Withheld
					 Affirmative 		Authority
Re-election of Paul Belica
Class II to serve until 2013 		 31,521,224		 2,326,899
Election of James A. Jacobson*
Class II to serve until 2013 		      5,674 			79

The other members of the Board of Trustees at the time of the meeting, namely Messrs. Hans W. Kertess*, John C. Maney+, William B. Ogden, IV and R. Peter Sullivan III continued to serve as Trustees.

Income Opportunity:


Shareholders voted as indicated below:				Withheld
					 Affirmative 		Authority
Re-election of Paul Belica
Class II to serve until 2013 		 12,480,046 		 436,991
Election of James A. Jacobson
Class II to serve until 2013 		 12,528,852 		 388,185
Re-election of John C. Maney+
Class II to serve until 2013 		 12,536,369		 380,668

The other members of the Board of Trustees at the time of the meeting, namely Messrs. Hans W. Kertess, William B. Ogden, IV and R. Peter Sullivan III continued to serve as Trustees.
__________________
* Preferred Shares Trustee
+ Interested Trustee